EXHIBIT 11

                              AMEN PROPERTIES, INC.
                        COMPUTATON OF EARNINGS PER SHARE


                                                                                      For the Three        For the Nine Months
                                                                                   Ended September 30,       Ended September 30,
                                                                                          2004                    2004
                                                                                 ----------------------- ------------------------
                          Net               Grant     Current     Year to Date   Basic      Diluted      Basic        Diluted
                          Shares   Total     /Purch.  Period Days      Days      Weighted   Weighted     Weighted     Weighted
                          Added    Shares    Date     Outstanding  Outstanding   Shares     Shares       Shares       Shares
                          -------  --------- -------- ------------ ----------- -----------  -----------  ------------ -----------
Common Stock                   -   2,201,356 12/31/03      92         274      202,524,752   202,524,752  603,171,544  603,171,544
Preferred Stock
  - Convertible                -     849,723 12/31/03      92         274               -             -                232,824,102
                          -------  ---------                                  ------------ -------------  ----------- ------------
End of period                  0   3,051,079                                   202,524,752   202,524,752   03,171,544  835,995,646
Days Outstanding from
Beginning of Period                                                                     92            92          274          274
------------------------
                                                                              ------------  ------------   ---------- ------------
                                                                                 2,201,356     2,201,356    2,201,356    3,051,079

Net income (loss) from                                                             (13,368)      (13,368)     108,331      108,331
continuing operations
Net income (loss)
from continuing
operations per share:
basic and diluted                                                                    (0.01)        (0.01)        0.05         0.04
------------------------                                                      ============  ============    ========= ============

Net income (loss)                                                                  (13,368)      (13,368)     108,331      108,331
Net income (loss) per
 share: basic and diluted                                                            (0.01)        (0.01)        0.05         0.04
-------------------------                                                     ============  ============     ========= ============



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